UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MASCO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware 38-1794485

(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification No.)

17450 College Parkway, Livonia, Michigan 48152

(Address of Principal Executive Offices) (Zip Code)

Masco Corporation 2024 Long Term Stock Incentive Plan

(Full Title of the Plan)

Kenneth G. Cole

Vice President, General Counsel and Secretary

Masco Corporation

17450 College Parkway

Livonia, Michigan 48152

(Name and Address of Agent for Service)

(313) 274-7400

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated herein by reference (to the extent that they are filed, but not furnished):

(a) Masco Corporation’s (the “Company’s”) Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

(c) The description of the Company’s common stock contained in the amendment on Form 8 dated May 22, 1991 to the Company’s registration statement on Form 8-A (except that the transfer agent and registrar is now Computershare), and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Names Experts and Counsel.

The validity of the issuance of the common stock registered hereby is being passed upon by Kenneth G. Cole, Vice President, General Counsel and Secretary of the Company. Mr. Cole beneficially owns shares of Company common stock and has options to purchase shares of common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article Fifteenth of the Company’s Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expense, liability and loss (including without limitation attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The rights conferred by Article Fifteenth are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

As permitted by Section 102(b)(7) of the General Corporation Law of Delaware, Article Fourteenth of the Company’s Restated Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which the director derived improper personal benefit.

The Company’s directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.a	Restated Certificate of Incorporation of Masco Corporation and amendments thereto. Incorporated by reference to Exhibit 3.i to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed February 12, 2016.

4.b	Bylaws of Masco Corporation, as Amended and Restated on February 5, 2021. Incorporated by reference to Exhibit 3.b to the Company’s Annual Report on Form 10-K filed February 9, 2021.

*5	Opinion of Kenneth G. Cole

*23.a	Consent of Independent Registered Public Accounting Firm.

*23.b	Consent of Kenneth G. Cole, which is included as part of Exhibit 5.

*24	Power of Attorney, included on the signatures page of this Registration Statement on Form S-8.

*99	Masco Corporation 2024 Long Term Stock Incentive Plan.

*107	Filing fee table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, the State of Michigan, on this May 10, 2024.

MASCO CORPORATION

By:	/s/ Richard J. Westenberg
Name:	Richard J. Westenberg
Title:	Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith J. Allman, Kenneth G. Cole, Richard J. Westenberg and Robin L. Zondervan, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Principal Executive Officer
/s/ Keith J. Allman	President and Chief Executive Officer and Director	May 10, 2024
Keith J. Allman

Principal Financial Officer
/s/ Richard J. Westenberg	Vice President, Chief Financial Officer and Treasurer	May 10, 2024
Richard J. Westenberg

Principal Accounting Officer
/s/ Robin L. Zondervan	Vice President, Chief Accounting Officer and Investor Relations/FP&A	May 10, 2024
Robin L. Zondervan

/s/ Lisa A. Payne	Chair of the Board	May 10, 2024
Lisa A. Payne

/s/ Mark R. Alexander	Director	May 10, 2024
Mark R. Alexander

/s/ Aine L. Denari	Director	May 10, 2024
Aine L. Denari

/s/ Marie A. Ffolkes	Director	May 10, 2024
Marie A. Ffolkes

/s/ Jonathon J. Nudi	Director	May 10, 2024
Jonathon J. Nudi

/s/ Christopher A. O’Herlihy	Director	May 10, 2024
Christopher A. O’Herlihy

/s/ Donald R. Parfet	Director	May 10, 2024
Donald R. Parfet

/s/ John C. Plant	Director	May 10, 2024
John C. Plant

/s/ Sandeep Reddy	Director	May 10, 2024
Sandeep Reddy

/s/ Charles K. Stevens, III	Director	May 10, 2024
Charles K. Stevens, III